Payment Date	05/28/2002	2002-HE1

Servicing Certificate	Group 1A	Group 1B
Beginning Pool Balance	305,407,423.01	0.00
Beginning PFA	94,592,576.99	0.00
Ending Pool Balance	387,100,498.91	-
Ending PFA Balance	12,899,501.09	-
Principal Collections	17,989,544.42	-
Principal Draws	22,914,403.82	-
Net Principal Collections	-	-
Active Loan Count	13,990	-

Interest Collections	1,349,177.66	-

Net Weighted Average Coupon Rate	5.46000%	-0.62000%
Substitution Adjustment Amount	0.00	0.00

	Beginning	Ending				Interest	Security
Term Notes	Balance	Balance	Factor	Principal	Interest	Shortfalls	%	Coupon
Class I - A - 1	100,000,000.00	100,000,000.00	1.0000000	0.00	189,750.00	0.00	25.00%	2.070%
Class I - A - 2	300,000,000.00	300,000,000.00	1.0000000	0.00	574,750.00	0.00	75.00%	2.090%
Class I-A-1 - VF - 1	0.00	0.00	-	0.00	0.00	0.00	0.00%	2.070%
Certificates	-	-	-	-	543,010.99	-	-	-

Loan Group 1A
Beginning Overcollateralization Amount	0.00		Credit Enhancement Draw Amount	0.00
Overcollateralization Amount Increase (Decrease)	0.00		Unreimbursed Prior Draws	0.00
Outstanding Overcollateralization Amount	0.00
Required Overcollateralization Amount	4,800,000.00

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00		Credit Enhancement Draw Amount	0.00
Overcollateralization Amount Increase (Decrease)	0.00		Unreimbursed Prior Draws	0.00
Outstanding Overcollateralization Amount	0.00
Required Overcollateralization Amount	#DIV/0!

Loan Group 1A
Group	Balance	of Loans	of Balance
Delinquent Loans (30 Days)*	514,650.60	25	0.13%
Delinquent Loans (60 Days)*	135,565.13	4	0.04%
Delinquent Loans (90 Days)*	-	0	0.00%
Delinquent Loans (120 Days)*	-	0	0.00%
Delinquent Loans (150 Days)*	-	0	0.00%
Delinquent Loans (180 Days)*	-	0	0.00%
REO	-	0	0.00%
FC	-	0	0.00%
BK	-	0	0.00%
*Delinquency Figures do not Include Foreclosures, REO and Bankruptcy.
Loan Group 1B
Group	Balance	of Loans	of Balance
Liquidation Loss Amounts	Loan Group 1A	0	#VALUE!
		0	0.00%
Beginning Loss Amount	0.00	0	0.00%
Current Month Loss Amount	0.00	0	0.00%
Current Month Recoveries	0.00	0	0.00%
Net Ending Loss Amount	0.00	0	0.00%
REO	-	0	0.00%
FC	-	0	0.00%
BK	-	0	0.00%

*Delinquency Figures Include Foreclosures, REO and Bankruptcy.

Capitalized Interest Account	Loan Group 1A		Capitalized Interest Account LG1B
Beginning Balance	243,420.76		0.00
Withdraw relating to Collection Period	0.00		0.00
Interest Earned (Zero, Paid to Funding Account)	0.00		0.00
Total Ending Capitalized Interest Account Balance as of Payment Date	243,420.76		0.00
Interest earned for Collection Period	0.00		0.00
Interest withdrawn related to prior Collection Period	0.00		0.00

Prefunding Account	Loan Group 1A	Loan Group 1B
Beginning Balance	94,592,576.99	0.00
Additional Purchases During Revoliving Period	(76,768,216.50)	0.00
Excess Of Draws over Principal Collections	(4,924,859.40)	0.00
Remaining balance sent to Funding account	0.00	0.00
Total Ending Balance as Of Payment Date	12,899,501.09	0.00
Interest earned for Collection Period	0.00	0.00
Interest Withdrawn related to prior Collection Period	0.00	0.00

Funding Account	Loan Group 1A	Loan Group 1B
Beginning Funding Account Balance	0.00	0.00
Deposit to Funding Account	0.00	0.00
Excess Of Draws over Principal Collections	0.00	0.00
Payment for Additional Purchases	0.00	0.00
Prefunding balance sent to Funding account	0.00	0.00
Add Variable Funding Note	0.00	0.00
Ending Funding Account Balance as of Payment Date	0.00	0.00
Interest earned for Collection Period	0.00	0.00
Interest withdrawn related to prior Collection Period	0.00	0.00

Cuurent Month Repurchases Units	0	0
Cuurent Month Repurchases ($)	-	-